Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement is dated effective as of June 17, 2025.

BETWEEN:
MCEWEN COPPER INC. (the “Borrower”) as Borrower
- and -

THE LENDERS FROM TIME TO TIME PARTY TO THIS AGREEMENT (the “Lenders”) as Lenders
- and -

EVANACHAN LIMITED (the “Agent”) as Administrative Agent

RECITALS

WHEREAS, the Borrower has requested, and the Lenders party hereto have agreed to provide, the Loan described in this Agreement in favour of the Borrower on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions and Interpretation

Section 1.01    Definitions.

In this Agreement, the following terms shall have the meanings set forth below:

"Administrative Agent" and "Agent" mean Evanachan Limited in its capacity as administrative agent for the Lenders under this Agreement, and any successor administrative agent appointed in accordance with this Agreement.

"Advance" means the extension of credit under this Agreement by way of an advance in United States Dollars which accrues interest as set forth herein.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common Control with, such Person.

"Agent's Office" means Suite 2800, 150 King Street West, Toronto, Ontario, Canada, M5H 1J9 or such other office or branch that the Agent may from time to time designate by notice in writing to the Borrower and the Lenders.

"Agreement" means this loan agreement, including all Schedules to this Agreement. In any other Loan Document, the term "Agreement" means the Loan Document in which the term is used.

"Anti-Corruption Laws" means all Applicable Law of any jurisdiction applicable to the Borrower or any Subsidiary from time to time concerning or relating to bribery or corruption.

"Anti-Terrorist Financing and Anti-Money Laundering Laws" means all Applicable Law concerning or related to money laundering or financing terrorism and which are applicable to the Agent, any Lender, the Borrower or any Subsidiary including, but not limited to, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

"Applicable Law" means: (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction of by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, request, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the Property of that Person, in each case whether or not having the force of law.

"Applicable Percentage" means with respect to any Lender, the percentage of the total Commitments represented by the Lender's Commitment. Each Lender's Applicable Percentage of the Loan as of the date of this Agreement is specified on Exhibit “A”.

"Acquisition" means the purchase or acquisition (whether in one or a series of related transactions) regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), by any Person of: (a) Control of another Person; or (b) all or substantially all of the property or assets of another Person or a division or line of business or business unit of another Person, whether or not involving a merger or amalgamation with such Person.

"Assignment Agreement" is defined in Section 16.02(c).

"Bankruptcy and Insolvency Law" means the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), the Canada Business Corporations Act, the Winding-up and Restructuring Act (Canada), or any successor statute and all other liquidation, winding-up, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, plan of arrangement, reorganization, proposal or similar statutes, laws, rules and regulations of Canada, or any province or territory thereof, or any other applicable jurisdictions, in effect from time to time.

"Benefit Plan" means any employee benefit plan (other than a Pension Plan) established, contributed to or maintained by or on behalf of the Borrower or any Subsidiary of the Borrower for the benefit of their respective employees or former employees under which the Borrower or any Subsidiary has, or will have, any liability or contingent liability greater than $1,000,000.

"Borrower" means McEwen Copper Inc., a corporation incorporated under the laws of the state of Alberta, Canada, which through its subsidiaries owns the Los Azules Project and the Elder Creek Project.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by law to be closed for business.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the phase-in, adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in its administration, interpretation, implementation or application by any Governmental Authority.

"Change of Control" means

(a)	an event whereby any Person or group of persons acting jointly or in concert (within the meaning of such phrase in the Securities Act (Ontario)):

(i)	shall beneficially own or Control, directly or indirectly, Equity Interests in the capital of the Borrower which have or represent more than 50% of the votes that may be cast to elect the directors or other persons charged with the management and direction of the Borrower; or

(ii)	succeed in having a sufficient number of nominees elected to the board of directors of the Borrower that such nominees, when added to any existing director remaining on the board of directors of the Borrower after such election who is also a nominee of such Person or group of Persons, will constitute a majority of the board of directors of the Borrower; or

(b)	any sale lease exchange or other transfer (in one transaction or a series of multiple transactions) of all or substantially all of the assets of the Borrower and its Subsidiaries (other than to the Borrower or a Subsidiary thereof).

"Closing Date" means June 27, 2025; notwithstanding the foregoing, the parties hereto acknowledge that this Agreement shall be effective as of June 17, 2025, the date on which the Advance of the Loan was made by the Lenders.

“Commitment” means, for each Lender, the obligation of such Lender to provide the Advance to the Borrower under the Loan in a principal amount not to exceed such amount as set out in Exhibit “A”.

"Contractual Obligation" of any Person, means any obligation or liability of such person under any agreement, franchise, lease, security, easement, servitude, privilege and other rights (other than Permits) acquired from others, to which such Person is a party or by which it or any of its Property is bound or may hereafter become a party or be bound, other than the Obligations.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; "controlling" and "controlled" have corresponding meanings.

"Debt" of any Person at any date, without duplication, means:

(a)	all indebtedness of such Person for borrowed money;

(b)	all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables and accrued expenses incurred in the ordinary course of business and not past due for more than ninety (90) days after the date on which each such trade payable or account payable was created, and (ii) any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person);

(c)	all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(d)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the Event of Default are limited to repossession or sale of such property);

(e)	all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(f)	all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities in respect of obligations of the kind referred to in (a) through (e);

(g)	all Guarantee Obligations of such Person in respect of obligations of the kind referred to in (a) through (f);

(h)	all obligations of the kind referred to in (a) through (f) secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and

(i)	all debt of any partnership, unlimited liability company or unincorporated joint venture in which such Person is a general partner, member or a joint venturer, respectively (unless such Debt is expressly made non-recourse to such Person).

"Default" means any of the events specified in Section 12.01 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both, would, unless cured or waived, become an Event of Default.

"Defaulting Lender" means any Lender that has, or has a direct or indirect parent company: (i) that has become the subject of a bankruptcy or insolvency proceeding under any Bankruptcy and Insolvency Laws; or (ii) for which an interim receiver, receiver, receiver manager, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets has been appointed.

"Disposition" means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any property (including any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Elder Creek Property" means the Borrower's copper project located in the Humboldt and Lander counties, Nevada, consisting of consisting of 573 unpatented mineral claims, as further described in Schedule “A” hereto.

"Eligible Assignee" means any Person (other than a natural person, any Subsidiary or Affiliate of a Subsidiary, any Defaulting Lender or Affiliate of a Defaulting Lender or any Person who would be a Defaulting Lender upon becoming a Lender) in respect of which (a) all consents required under Section 16.02 have been obtained and (b) is a Canadian resident for tax purposes.

"Encumbrance" means:

(a)	any security interest, mortgage, debenture, pledge, hypothecation, assignment (as security), deposit arrangement, lien (statutory or other), charge, consignment, deed of trust, encumbrance, royalty interest, adverse claim, defect of title, or other security agreement or trust;

(b)	the interest of a vendor or a lessor under any conditional sale agreement, capital or financial lease, or title retention agreement having substantially the same economic effect as any of the foregoing, relating to any Property;

(c)	any purchase option, call or similar right of a third party in respect of securities;

(d)	any netting or set-off arrangement (except one arising by operation of law in the ordinary course), defeasance arrangement or reciprocal fee arrangement; and

(e)	any other arrangement having the effect of providing security,

and "Encumbrances" shall have corresponding meanings.

"Environmental Claim" means any Governmental Order, action, suit, demand, demand letter, claim, notice of violation or non-compliance, notice of liability or potential liability, investigation, proceeding, lien, fine, penalty, consent order or consent agreement by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on, or resulting from: (a) the presence, release of, or exposure to, any Hazardous Material; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"Environmental Law" means any Applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Material. Without limiting the foregoing, the term "Environmental Law" includes the following (including their respective regulations and any comparable provincial or territorial legislation): Canadian Environmental Protection Act, 1999 (Canada); Environmental Protection Act (Ontario); Occupational Health and Safety Act (Ontario); Ontario Water Resources Act (Ontario) and the Argentine Mining Code - Law No. 1919 and all relevant environmental federal laws, and provincial and municipal regulations  (Argentina);

"Equity Interests" means any and all shares, interests, participations or other equivalents (however designated) of shares in a corporation or an exempted company, any and all equivalent ownership (or profit) interests in a Person (including partnership, membership or trust interests therein), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

"Event of Default" is defined in Section 12.01.

"Excluded Taxes" means, with respect to the Agent, any Lender or any other recipient of any payment to be made by, or on account of any obligation of, the Borrower under any Loan Document:

(a)	Taxes imposed on or measured by its net income or capital, and franchise taxes imposed on such recipient, by the jurisdiction (or any political subdivision thereof) under the laws of which (i) such recipient is organized, (ii) such recipient's principal office is located, or (iii) in the case of any Lender, in which its lending office is located;

(b)	any branch profits Taxes or any similar Tax imposed by any jurisdiction in which a Lender is located; and

(c)	in the case of a Foreign Lender (other than (x) an assignee pursuant to a request by the Borrower under Section 14.04, or (y) an assignee pursuant to an Assignment Agreement made when an Event of Default has occurred and is continuing), any withholding Tax (which includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act (Canada) or any successor provision thereto) that is required by Applicable Law on the date such Foreign Lender becomes a party hereto (or designates a new lending office) to be withheld or paid in respect of any amount payable hereunder or under any other Loan Document to such Foreign Lender or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 14.02(f) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 14.02.

"FATCA Withholding Tax" means any United States federal withholding tax imposed or collected pursuant to sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of those sections of the Code.

"Fiscal Quarter" means each successive three-month period of the Borrower's fiscal year ending on: March 31st, June 30th, September 30th and December 31st.

"Fiscal Year" means the fiscal year-end of the Borrower ending on December 31st of each calendar year.

"Foreign Lender" means any Lender that is not organized under the laws of the jurisdiction in which the Borrower is resident for Tax purposes and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Loan Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition, Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"GAAP" means generally accepted accounting principles which are in effect from time to time in Canada, applied in a consistent manner from period to period.

"Governmental Authority" means the government of Canada or of any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award made, issued, proclaimed, entered by or with any Governmental Authority.

"Guarantee Obligation" as to any Person, means any: (a) obligation, contingent or otherwise, of such Person guaranteeing or having the effect of guaranteeing any Debt or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital, net worth or solvency or liquidity or any level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) Encumbrance on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Encumbrance). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

"Hazardous Materials" means: (a) any gasoline, petroleum or petroleum products or by-products, radioactive materials, friable asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls and radon gas; and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Investment” means any direct or indirect (a) acquisition of any Equity Interests, bonds, notes, debentures or other debt securities of a Person by any other Person; (b) advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to any Person by another Person; and (c) Acquisition.

"Indemnified Taxes" means: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of, the Borrower under any Loan Document; and (b) to the extent not otherwise described in (a), any and all present or future stamp, court, recording, filing, intangible, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement or any other Loan Document (other than Excluded Taxes imposed with respect to an assignment).

“Lenders” means each of the Persons listed on Exhibit “A” and other lenders that from time to time become Lenders in accordance with ARTICLE XVI, and “Lender” means any one of the Lenders.

“Loan” means the loan made available by the Agent and the Lenders to the Borrower pursuant to this Agreement.

"Loan Documents" means, collectively, this Agreement, the Security Documents, the Warrant and all other agreements, documents, certificates and instruments executed and delivered to the Agent and the Lenders, or any of them, in connection with this Agreement and the obligations created hereunder.

“Loan Increase Agreement” is defined in Section 2.01(a).

“Los Azules Property" means the Borrower's porphyry copper project located in the Province of San Juan, Argentina, consisting of 22 mineral claims, as described in Schedule “A” hereto.

"Material Adverse Effect" means any matter, event or circumstance that, individually or in the aggregate could, in the opinion of the Agent, acting reasonably, be expected to have a material adverse effect on: (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, individually, or the Borrower and its Subsidiaries taken as a whole; (b) the validity or enforceability of this Agreement or any Loan Document; (c) the perfection or priority of any Encumbrance granted by the Borrower or any other Person pursuant to the Security Documents or any other Loan Document; (d) the rights or remedies of the Agent and the Lenders under this Agreement or any other Loan Document; or (e) the ability of the Borrower or any Subsidiary to perform any of its material obligations under this Agreement or any other Loan Document to which it is a party.

"Material Contract" means, with respect to any Person, each contract to which such Person is a party and which:

(a)	is listed on Schedule “B”;

(b)	involves aggregate remaining consideration payable by or to such Person in excess of $1,000,000 annually or $1,000,000 over the life of the contract;

(c)	if terminated, would impair the ability of such Person to carry on business in the ordinary course or would have a Material Adverse Effect; or

(d)	is otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Maturity Date” means the date of the first anniversary of the Closing Date (the “Maturity Date”).

"Mining Assets" means any fee lands, mining claims, mining concessions, leases, licenses or other like rights, all permits, government consents, concessions, water rights, easements, surface rights, subsurface rights, rights of way, property rights, temporary occupation agreements and other, including, but not limited to the Los Azules Project and the Elder Creek Project.

"Net Cash Proceeds" means in connection with any issuance or sale of Equity Interests or any incurrence of Debt, the cash proceeds received from such issuance or incurrence, net of legal fees, investment banking fees, accountants' fees, underwriting discounts and commissions, and other customary fees and expenses actually incurred in connection therewith.

"Obligations" means, collectively and at any time and from time to time, all of the indebtedness, liability and obligations (present or future, absolute or contingent, matured or not) of the Borrower to the Agent and the Lenders under, pursuant or relating to the Loan, this Agreement or the Loan Documents and whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and including all principal, interest, fees, legal and other costs, charges and expenses, and other amounts payable by the Borrower under this Agreement.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Pension and Benefit Laws" means the Pension Benefits Act (Ontario), and any other law, rule, regulation, guideline, directive, order, or notice of any Governmental Authority having jurisdiction over or affecting any Pension Plan or Benefit Plan.

"Pension Plan" means a pension plan or plan that is a “registered pension plan” as defined in the Income Tax Act (Canada) or which is a "pension plan" as defined under any applicable Pension and Benefit Laws that is established, maintained or contributed to by the Borrower on behalf of its employees or former employees.

"Permitted Encumbrances" means:

(a)	Encumbrances created pursuant to, or arising under, any Loan Document;

(b)	Encumbrances imposed by law for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained in accordance with GAAP on the books of the applicable Person;

(c)	construction, repair and storage liens and other similar Encumbrances imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days or that are being contested in good faith and by appropriate proceedings diligently conducted;

(d)	Encumbrances arising in connection with workers' compensation, employment insurance, pension and employment or other social security laws or regulations in respect of amounts which are not due or delinquent;

(e)	pledges and deposits made in good faith and in the ordinary course of business (i) in connection with offers, tenders, leases or contracts (excluding, however, contracts for the borrowing of money or the repayment of money borrowed), or (ii) to secure surety or appeal bonds or the costs of litigation when required by law, not to exceed $10,000,000 at any one time outstanding; and

(f)	Encumbrances securing Purchase-Money Obligations which constitute Permitted Debt; provided that, (i) such Encumbrances and the Debt secured thereby are incurred simultaneously with the acquisition of the acquired asset, and (ii) the amount of Debt initially secured thereby is not more than 100% of the purchase price of such asset.

"Permits" means permits, franchises, licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives and other approvals obtained from, or required by, a Governmental Authority.

"Person" means a natural person, corporation, company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association, estate or other entity.

"Property" means, with respect to any Person, any or all of its present and future undertaking, property and assets, whether tangible or intangible, real or personal and includes Contractual Obligations, rights under Permits and any mining rights, mining leases, mineral leases and any other mining or mineral rights, claims or interest whether personal property, real property or otherwise including, for avoidance of doubt, any personal property, real property or otherwise relating to the Mining Assets.

"Purchase-Money Obligation" means any secured Debt of the Borrower that is created or assumed to finance any part of the purchase price of real or tangible personal property, and including any extensions, renewals or refunding of any such Debt; provided that, the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased and the Encumbrance given in respect of such Debt shall not extend to any asset other than the property acquired in connection with which such Debt was created or assumed, and any proceeds thereof and fixed improvements, if any, erected or constructed thereon.

"Register" is defined in Section 16.04.

"Related Parties" with respect to any Person, means such Person's Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of such Person and its Affiliates.

"Required Lenders" means Lenders holding, in the aggregate, a minimum of 66⅔% of the outstanding amount of the Commitments; provided that, should there be two Lenders, “Required Lenders” means both of them, and any Lender that becomes assignee of the foregoing in accordance with the terms of this Agreement. The portion of the Commitment held by a Defaulting Lender shall be excluded for the purposes of making a determination of Required Lenders.

"Sanctioned Person" means any Person that is: (a) designated under, listed on, or owned or controlled by a Person designated under or listed on, or acting on behalf of a Person designated under or listed on, any list of Persons who are subject to Sanctions under Applicable Law that is binding on the Agent, any Lender, the Borrower or any of its Subsidiaries; (b) located in, incorporated under the laws of, or owned or controlled (directly or indirectly) by, or acting on behalf of a Person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (c) with whom the Agent or any Lender would not be permitted to make a loan, continue to make a loan or provide financial accommodation to pursuant to any Sanctions.

"Sanctions" means any Applicable Law governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including, without limitation, the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada), and the Export and Import Permits Act (Canada), and any regulations thereunder.

"Sanctions Authority" means any of: (a) the government of Canada; (b) the government of the United States of America; (c) the United Nations; (d) the European Union; (e) the United Kingdom; or (f) the respective departments and agencies of any of the foregoing, including Foreign Affairs, Trade and Development Canada, Public Safety Canada, the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the U.S. Department of State.

"Security Documents" is defined in Section 5.01 and "Security Document" means any one of the Security Documents, as applicable.

"Subsidiary" means, with respect to a Person, any other Person if at such time the first mentioned Person: (a) owns, directly or indirectly, Equity Interests in such other Person having, in the aggregate, the voting power to elect a majority of the board of directors or persons performing similar functions for such Person; or (b) has, directly or indirectly, through the operation of an agreement or otherwise, the ability to elect, or cause to be elected, a majority of the board of directors or persons performing similar functions for such Person or otherwise exercise control over the management and policies of such other Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower. Unless otherwise qualified, all references to "Subsidiaries" in this Agreement shall refer to all direct and indirect Subsidiaries of the Borrower, together with all Subsidiaries of all Subsidiaries, and “Subsidiary” shall have a corresponding meaning.

"Taxes" means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

"US Dollars" and "USD" mean the lawful currency of the United States of America. Any reference to “dollars” or “$” shall be deemed to be a reference to USD unless otherwise indicated.

“Warrant” shall mean that certain Warrant to Purchase Common Shares, issued by the Borrower to the Lender, as amended or otherwise modified from time to time.

Section 1.02    Interpretation.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)	The definitions of terms in this Agreement and any other Loan Document shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall". The phrases "the aggregate of", "the total of", "the sum of" and phrases of similar meaning shall mean "the aggregate (or total or sum), without duplication, of".

(b)	Unless the context requires otherwise, references herein or in any other Loan Document:

(i)	to any agreement, instrument or other document (including any reference to this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Loan Document);

(ii)	to any Person shall be construed to include such Person's successors and permitted assigns;

(iii)	to the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof;

(iv)	to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, the Loan Document in which such references appear;

(v)	to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and

(vi)	the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c)	The division of a Loan Document into articles and sections, and the insertion of headings and a table of contents are for reference only and shall not affect the interpretation of the Loan Document.

(d)	In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including".

Section 1.03    Construction.

This Agreement and the other Loan Documents have been negotiated by each of the parties hereto and thereto with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of the Loan Documents.

Section 1.04    Currency.

Unless otherwise specified in a Loan Document, all references to dollar amounts (without further description) shall mean US Dollars.

Section 1.05    Knowledge.

References in this Agreement and any other Loan Document to the knowledge of any party means to the best of the knowledge, information and belief of such party after reviewing all relevant records and making due inquiries regarding the subject matter.

Section 1.06    Business Days.

If any provision of this Agreement or any other Loan Document requires a party to take an action on or before a date that is not a Business Day, the action is valid if taken by the relevant party on or before the next Business Day; except that, in the case of a payment, if the next Business Day is in a different calendar month than the date specified for the payment, the payment shall be due on the preceding Business Day.

Section 1.07    Schedules.

The Schedules annexed hereto are incorporated by reference and deemed to be a part of this Agreement.

ARTICLE II
The Loan

Section 2.01    Loan.

(a)	Subject to the terms and conditions of this Agreement, the Lenders hereby establish severally (not jointly and not jointly and severally) a non-revolving term loan (the “Loan”) in favour of the Borrower in a maximum amount agreed to from time to time between the Borrower, the Agent and the Lenders pursuant to a loan increase agreement in substantially the form in Exhibit “B” or any other form approved by the Agent (a “Loan Increase Agreement”); it being acknowledged that, as of the date hereof, the amount of the Loan is $25,000,000. The obligation of each Lender shall be limited to its Applicable Percentage of the Loan.

(b)	The Borrower is fully liable for all outstanding Obligations in connection therewith pursuant to the terms and conditions of this Agreement and the other applicable Loan Documents.

Section 2.02    Purpose and Use of the Loan.

The proceeds of the Loan shall be used by the Borrower for general working capital and funding feasibility study costs.

Section 2.03    Reborrowing.

The Loan is a non-revolving credit facility and accordingly no principal amounts repaid under the Loan (whether scheduled, voluntary or mandatory) may be reborrowed.

ARTICLE III
Term and Repayment

Section 3.01    Mandatory Repayment.

All Obligations under or in connection with the Loan Agreement which remain unpaid on the Maturity Date shall be paid in full on the Maturity Date, including the Loan, accrued interest thereon and the Loan Agreement shall be automatically terminated on the Maturity Date.

Section 3.02    Mandatory Prepayments.

If (i) any Debt is incurred by the Borrower; or (ii) any Equity Interests are issued by the Borrower, then, in each case, the Borrower shall repay the outstanding principal amount of the Advance under the Loan in an amount equal to 100% of the amount of the Net Cash Proceeds from such incurrence or issuance within 10 Business Days after the Borrower receives the Net Cash Proceeds therefrom.

Section 3.03    Voluntary Prepayment.

The Borrower may at any time and from time to time repay to the Agent the whole or any part of the outstanding Advance owing by it, together with accrued interest thereon to the date of prepayment; provided that:

(a)	the Borrower shall deliver irrevocable notice to the Agent not later than 11:00 a.m. (Toronto time) three (3) Business Days prior to the proposed prepayment date; and

(b)	the proposed prepayment date is a Business Day.

Voluntary prepayments by the Borrower of an Advance under the Loan shall permanently reduce the Loan, and such amounts cannot be re-borrowed.

Section 3.04    Application of Prepayments.

Amounts prepaid pursuant to Section 3.02 shall be applied in accordance with Section 12.05. Each prepayment of the Advance under this Agreement shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

ARTICLE IV
Interest and Other Amounts Payable

Section 4.01    Interest on Advance.

The Borrower shall pay interest on the Advance, in US Dollars, at the rate of 12% per annum.

Section 4.02    Calculation and Payment of Interest.

(a)	Interest on the Advance shall be calculated and paid monthly in arrears on the last Business Day of each calendar month.

(b)	All interest payments to be made under this Agreement shall be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment, and interest shall accrue on overdue interest.

(c)	All computations of interest or other amounts "per annum" for the Advance shall be made on the basis of a year of 365 or 366 days, as the case may be, using the actual number of days elapsed, and the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest.

(d)	For the purposes of the Interest Act (Canada) and disclosure under such Act whenever any interest to be paid under this Agreement is to be calculated on the basis of any period of time that is less than a calendar year (a "deemed year"), such rate of interest shall be expressed as a yearly rate by multiplying such rate of interest for the deemed year by the actual number of days in the calendar year in which the rate is to be ascertained and dividing it by the number of days in the deemed year.

(e)	Each determination by the Agent of an interest rate or other amount payable hereunder shall be conclusive and binding for all purposes, absent manifest mathematical error in calculating such amount.

Section 4.03    Interest on Overdue Amounts.

Notwithstanding any other provision hereof, if all or any portion of any amount due hereunder (including any amounts of principal or interest or other amount payable) is not paid when due, whether at stated maturity, by acceleration or otherwise, the Borrower shall pay interest on such overdue amount (including interest on interest) if, and to the fullest extent, permitted by Applicable Law, from the date that such amount is due until the date that such amount is paid in full (but excluding the date of such payment if the payment is made before 1:00 p.m. (Toronto time) on the date of such payment), at a rate of 14% per annum. Interest under this Section 4.03 shall be calculated daily, compounded on the last Business Day of each calendar month, and payable on demand, both before and after maturity, default and judgment.

Section 4.04    Maximum Interest.

In the event that any provision of this Agreement or any other Loan Document would oblige the Borrower to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in a receipt by the Agent or any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by the Agent or applicable Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary as follows:

(a)	First, by reducing the amount or rate of interest required to be paid under this Agreement.

(b)	Thereafter, by reducing commissions, premiums or other amounts required to be paid to the Lender which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada).

If, notwithstanding the provisions of this Section 4.04 and after giving effect to all adjustments contemplated thereby, the Agent or any Lender shall have received an amount in excess of the maximum permitted by Applicable Law, then such excess shall be applied to the reduction of the principal balance of the outstanding principal of the applicable Advance and not to the payment of interest, or if such excessive interest exceeds such principal balance, such excess shall be refunded to the Borrower.

ARTICLE V
Security

Section 5.01    Security.

As general and continuing security for the payment and performance of the Obligations under this Agreement, howsoever arising or incurred, the following security shall be granted to the Agent and the Lenders, in each case in form and substance satisfactory to the Agent and the Lenders:

(a)	a general security agreement governed by the laws of Alberta executed by the Borrower in favour of the Agent, creating a first priority security interest in all of the present and after-acquired personal property, assets and undertakings of the Borrower;

(b)	a share mortgage governed by the laws of the Cayman Islands executed by the Borrower in favour of the Agent, pursuant to which the Borrower creates a first priority pledge and security interest in all of its right, title and interest in all Equity Interests of International Copper Mining Inc.;

(c)	a share pledge agreement governed by the laws of Argentina executed by the Borrower in favour of the Agent, pursuant to which the Borrower creates a first priority pledge and security interest in all of its right, title and interest in all Equity Interests of Andes Corporación Minera S.A.;

(d)	guarantees provided by Los Azules Mining Inc. and San Juan Copper Inc.; and

(e)	share pledge agreements governed by the laws of Argentina executed by Los Azules Mining Inc. and San Juan Copper Inc in favour of the Agent, pursuant to which each of Los Azules Mining Inc. and San Juan Copper Inc. create a first priority pledge and security interest in all of its right, title and interest in all Equity Interests of Andes Corporación Minera S.A.

In this Agreement, all security held by the Agent for the benefit of the Lenders securing (or intended to secure) the Obligations as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, are collectively referred to as the "Security Documents".

Section 5.02    Additional Security, Related Documents and Registration.

Upon the request of the Agent, the Borrower shall, at its own expense, register, file or record, or cause to be registered, filed or recorded, the Security Documents, any amendments or notice thereof in all offices and jurisdictions where such registration, filing, notice or recording is necessary or, in the Agent’s reasonable determination, advisable or to the advantage of the Lenders, to create, perfect or preserve the Security Documents granted by the Borrower and the interest of the Lenders in the collateral granted thereunder and to renew and maintain such registrations, filings and recordings from time to time to keep them in full force and effect.

ARTICLE VI
Conditions Precedent

Section 6.01    Conditions Precedent to Effectiveness of Agreement.

This Agreement shall become effective at such time as the following conditions precedent shall have been satisfied (or waived by the Agent on the instructions to the Required Lenders):

(a)	No Material Adverse Effect shall have occurred since December 31, 2024.

(b)	The Agent shall have received, in each case duly executed and delivered by the Borrower and in form and substance satisfactory to the Agent:

(i)	this Agreement;

(ii)	all other Loan Documents; and

(iii)	the Warrant

(c)	all governmental, regulatory, shareholder and third party consents and approvals necessary or desirable in connection with the entering into of this Agreement and transactions contemplated hereby.

(d)	The Agent shall have received results of recent searches in each of the jurisdictions where the Borrower and its assets that are subject to the Encumbrances granted in favour of the Agent are located, and such searches confirm the first-ranking priority of the Encumbrances in favour of the Agent for the benefit of the Lenders and reveal no Encumbrances on any of the assets of the Borrower, except for Permitted Encumbrances.

(e)	The Agent shall have received, in form and substance satisfactory to it, a certificate of each of the Borrower, International Copper Mining Inc. and Andes Corporación Minera S.A. certified by an officer of such entity, dated the Closing Date, including:

(i)	true and complete copies of the organizational documents of each of the Borrower, International Copper Mining Inc. and Andes Corporación Minera S.A. and all amendments thereto;

(ii)	resolutions of the board of directors and shareholder of the Borrower, International Copper Mining Inc. and Andes Corporación Minera S.A. as applicable, authorizing the execution, delivery and performance of its obligations under each Loan Document delivered herewith to which it is or is to be a party and the transactions contemplated by this Agreement, including, but not limited to, the pledge of shares of International Copper Mining Inc. and Andes Corporación Minera S.A. to the Agent and any subsequent disposition thereof by the Agent in accordance with the terms of any Security Document;

(iii)	incumbency of the officers of the Borrower authorized to sign each Loan Document delivered in connection herewith to which it is or is to be a party and other documents to be delivered hereunder and thereunder, including each such officer's name, titles and specimen signature;

(iv)	a true, complete and current record of all registered holders of the shares or securities issued by International Copper Mining Inc. and Andes Corporación Minera S.A. and the number and class of shares or security held by each such holder; and

(v)	such other matters as the Lender or its counsel may reasonably require.

(f)	The Agent shall have received a certificate of good standing for the Borrower from its jurisdiction of incorporation, dated on or about the Closing Date.

(g)	The Agent shall have received a legal opinion addressed to the Agent and the Lenders from counsel to the Borrower covering all such matters as the Agent may reasonably require.

(h)	The Agent shall have received the certificates representing the Equity Interests pledged to the Agent for the benefit of the Lenders pursuant to the Security Documents, together with a share transfer power of attorney for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(i)	The Agent shall have received satisfactory evidence that all registrations, filings, recordings and notices necessary or desirable (as determined by the Agent and its own counsel, acting reasonably) in connection with the Security Documents have been properly made, filed or completed, including all such registrations, filings, recordings and notices required to create a perfected first priority security interest in favour of the Agent for the benefit of the Lenders in the collateral described therein prior and superior in right to any other Person (other than with respect to Permitted Encumbrances).

(j)	The Agent shall have received such additional evidence, information, documents, instruments, waivers or undertakings as the Agent may reasonably require to conclude the transactions contemplated by this Agreement.

Section 6.02    Waiver of Conditions Precedent.

The conditions set forth in Section 6.01 are included for the sole benefit of the Lenders and may be waived by the Agent in whole or in part (with or without terms or conditions) in respect of the effectiveness of this Agreement.

ARTICLE VII
Details Regarding Advance and Payments

Section 7.01    Evidence of Indebtedness.

The Agent will open and maintain books of account evidencing the Obligations and each Lender shall maintain records concerning the Advance. The information entered in the foregoing accounts by the Agent shall constitute prima facie evidence (absent manifest error) of the obligations of the Borrower to the Agent and the Lenders hereunder with respect to the Advance and all other Obligations; provided that, no failure of the Agent or any Lender to correctly record any detail relating to an Advance shall adversely affect the obligation of the Borrower to pay any of the Obligations in accordance with this Agreement. The Agent shall provide copies of such accounts to the Borrower upon the Borrower's reasonable request.

Section 7.02    Payments by the Borrower.

(a)	Except when specifically provided otherwise in this Agreement, all payments of principal, interest and all other amounts to be made by the Borrower under this Agreement shall be paid to the Agent for the ratable account of the Lenders entitled thereto in the currency in which it is due for value at or before 1:00 p.m. (Toronto time) on the day such payment is due at the Agent's Office. If any such day is not a Business Day, such amount shall be deemed for purposes of this Agreement to be due on the next Business Day following such day, and any such extension of time shall be included in the computation of any interest or other amounts payable under this Agreement.

(b)	Except as otherwise provided in this Agreement, the Agent shall distribute:

(i)	payments on account of interest in accordance with each Lender's Applicable Percentage of the Loan;

(ii)	repayments of principal in accordance with each Lender's Applicable Percentage of the Loan; and

(iii)	all other payments received by the Agent, including amounts received on account of the realization of any security for the Obligations held by the Agent, in accordance with each Lender's Applicable Percentage of the Loan, except that no Lender shall receive proceeds of realization in excess of the Obligations owing to it.

Section 7.03    Payments by the Agent.

The provisions of this Section 7.03 shall apply to any payment made by the Agent to the Lenders under this Agreement:

(a)	The Agent shall have no obligation to make any payment to any Lender until a corresponding amount in respect of that payment has been received by the Agent from the Borrower; if the Agent receives any amount less than the full amount of any payment to be made by the Borrower under this Agreement, the Agent shall have no obligation to remit any amounts to the Lenders in excess of the amount actually received by the Agent.

(b)	If any Lender advances more or less than its Applicable Percentage of the Loan, then such Lender's entitlement to a share of any payment on account of the Advance shall be increased or decreased, as the case may be, in proportion to the amount actually advanced by such Lender.

(c)	The Agent, acting reasonably and in good faith after consultation with the Lenders in the case of any dispute, shall determine in all cases the amount of all payments to which each Lender is entitled and that determination shall be binding and conclusive, absent manifest error.

(d)	On request, the Agent shall deliver to the Lenders a statement detailing any of the payments made by it to the Lenders under this Agreement.

(e)	Unless the Borrower provides notice to the Agent, in writing, not less than one Business Day before the date on which any payment hereunder is due to the Agent for the account of the Lenders, the Agent may assume that the Borrower will be making its payment as required hereunder and may, in reliance upon such assumption, distribute such amount to the Lenders. If the Agent does distribute funds to the Lenders in reliance on such assumption and the Borrower does not, in fact, make such payment to the Agent on the relevant date, then each Lender severally agrees to repay to the Agent, immediately on demand, the amount distributed to the Lender, together with interest on such amount at a rate per annum determined by the Agent in accordance with prevailing banking industry rules on interbank settlements.

ARTICLE VIII
Representations and Warranties

To induce the Agent and the Lenders to enter into this Agreement, the Borrower, for and on behalf of itself and on behalf of each of its Subsidiaries hereby represents and warrants to the Agent and the Lenders:

Section 8.01    Incorporation and Existence.

Each of the Borrower and its Subsidiaries

(a)	is incorporated, existing and in good standing under the laws of its jurisdiction of incorporation; and

(b)	is qualified to carry on business, and is in good standing, in each jurisdiction in which it owns property or assets or carries on business.

Section 8.02    Power and Capacity; Authorization, Execution and Delivery; Enforceability.

(a)	Each of the Borrower and its Subsidiaries has the power and capacity, and the legal right, to own or lease and operate its property, and to carry on its business as now conducted and as proposed to be conducted ad has the power and capacity to enter into, execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain the Loan and Advance hereunder.

(b)	Each of the Borrower and its Subsidiaries has taken all necessary action to authorize the entry into, execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize borrowing on the terms and conditions contained herein. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the entry into, execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents.

(c)	The Loan Documents have been duly executed and delivered by the Borrower, and this Agreement constitutes, and each other Loan Document when delivered will constitute, a valid and legally binding obligation of each party thereto, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 8.03    No Breach of Constating Documents, Laws or Contracts.

The execution, delivery and performance of this Agreement and the other Loan Documents delivered in connection herewith, obtaining the Advance and the Loan hereunder and the use of the proceeds thereof do not and will not conflict with, contravene, violate or result in a breach of:

(a)	the Borrower’s or any of its Subsidiary’s articles, by-laws, organizational or other constating documents or any resolutions of directors, shareholders, partners or similar governing body, as applicable, or the provisions of any shareholders, partnership agreement or declaration of trust;

(b)	any Applicable Law; or

(c)	any Contractual Obligation of the Borrower or any of its Subsidiaries.

Section 8.04    Financial Statements.

(a)	The audited consolidated balance sheets of the Borrower as at the end of the most recently completed Fiscal Year, and the related consolidated statements of operations and of cash flows for the Fiscal Year ended on such date, are complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the revenues, expenses, consolidated results of their operations and their consolidated cash flows for the Fiscal Year then ended, in accordance with GAAP.

(b)	The condensed consolidated balance sheets of the Borrower for the three months ended March 31, 2025 and the related consolidated statements of operations and of cash flows for the same period, are complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the revenues, expenses, consolidated results of their operations and their consolidated cash flows for the three months then ended, in accordance with GAAP.

Section 8.05    No Material Adverse Effect.

Since the date of the financial statements delivered in Section 8.04(a), no development or event has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

Section 8.06    No Litigation.

No action, suit, litigation, investigation or proceeding of or before any Governmental Authority is pending or threatened by or against the Borrower or any of its Subsidiaries or against any of its Property.

Section 8.07    No Default.

No Default or Event of Default has occurred and is continuing and no default has occurred and is continuing under or with respect to any Contractual Obligation of the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 8.08    Ownership of Property.

Each of the Borrower and its Subsidiaries:

(a)	has good and marketable title to, or valid leasehold interests in, its Property, free and clear of Encumbrances other than Permitted Encumbrances; and

(b)	has kept and maintained its Property in good operating condition and repair, paid its corresponding governmental duties and has made all necessary replacement thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained, ordinary wear and tear excepted, and except where the failure to do so would not have, either individually or in the aggregate, a Material Adverse Effect.

Section 8.09    Mining Assets.

(a)	Schedule “A” sets out all of the Mining Assets owned or held by the Borrower and its Subsidiaries, directly or indirectly. The Mining Assets are registered and recorded in the name of Andes Corporación Minera S.A. and NPGUS LLC as set out therein, Subsidiaries of the Borrower, as to a 100% undivided legal and beneficial interest, free and clear of all liens, attachments and encumbrances other than Permitted Encumbrances. Except as set out in Schedule “A”, no other Person has any interest in the Mining Assets or any right to acquire any such interest;

(b)	The consideration contractually agreed between the prior owners of the Mining Assets and each of Andes Corporación Minera S.A. and NPGUS LLC to acquire such Mining Assets, including but not limited to the purchase price thereof, have been duly paid or otherwise settled, except to the extent that such consideration includes future royalty obligations;

(c)	Any and all material filings required to have been filed to maintain the Mining Assets in good standing as of the date hereof have been filed;

(d)	Each of the Borrower, Andes Corporación Minera S.A. and NPGUS LLC have complete authority to deal with the Mining Assets as provided in this Agreement and have obtained all necessary third party consents required for performance of their obligations under this Agreement and under the Security Documents;

(e)	The Mining Assets have been or are reasonably in the process of being validly and properly located, filed/applied for, marked out, recorded, granted and registered in accordance with Applicable Laws and there are no disputes, threatened or now existing as to title to or applying for or recording of the Mining Assets;

(f)	The Borrower, Andes Corporación Minera S.A. and NPGUS LLC have the right to access and enter upon the surface lands over which the Mining Assets are located and there is no illegal occupation of such lands by (or threatened by) any Person;

(g)	The Mining Assets are not located in any area which is subject to any conflict of geographical limits between any jurisdiction (including any Province or State) and there are no overlappings affecting the Mining Assets;

(h)	None of the Borrower, Andes Corporación Minera S.A., or NPGUS LLC is currently subject to any revocation or threat of revocation, in whole or in part, of any of the Mining Assets by any Governmental Authority. While written notice of a potential revocation was previously received, the matter has been timely addressed with the relevant Governmental Authority, and to the knowledge of the Borrower no further action or proceeding is currently threatened in connection therewith;

(i)	There are no adverse claims, actions, suits or proceedings pending or threatened, affecting or which could affect the title to or ownership or use by the Borrower, Andes Corporación Minera S.A. or NPGUS LLC of the Mining Assets;

(j)	The Mining Assets do not lie within any protected area, rescue area, reserve, reservation, reserved area or special needs lands as designated by any governmental entity having jurisdiction that would materially impair the development of a mining project on such lands;

(k)	No dispute exists, is pending or is threatened, with respect to the Mining Assets and (i) any surface landowner, and/or (ii) a Governmental Authority and/or any state-owned company.

(l)	No archaeological remains have been discovered and no damages to any archaeological remains have been caused as a direct or indirect result of activities undertaken on the Mining Assets;

(m)	No dispute between the Borrower or Andes Corporación Minera S.A. or NPGUS LLC and any non-governmental organization, community, community group, aboriginal peoples or aboriginal group or is threatened or imminent with respect to any of the Mining Assets, in each case that could reasonably be expected to have a Material Adverse Effect;

(n)	None of the Borrower, Andes Corporación Minera S.A. or NPGUS LLC have received any correspondence or other written communication from any non-governmental organization, community, community group or first nation in relation to the Mining Assets, in each case that could reasonably be expected to have a Material Adverse Effect; and

(o)	All Permits required by Environmental Laws are in place and all exploration works on the Mining Assets, can be conducted as such exploration activities are contemplated as of the date hereof.

Section 8.10    Environmental Matters.

(a)	no Environmental Claim is pending or threatened, to which the Borrower or its Subsidiaries is or will be a party with respect to the Mining Assets, nor are there any decrees or orders or other judicial requirements outstanding under any Environmental Law with respect to the Mining Assets;

(b)	there are no Hazardous Materials located on, above or below the surface of the Mining Assets or contained in the soil or water constituting the Mining Assets; and

(c)	there has been no release, spill, leak, emission, discharge, dumping or disposal of Hazardous Materials at or from the Mining Assets in violation of Environmental Laws.

Section 8.11    Material Contracts.

Schedule “B” sets forth all Material Contracts to which the Borrower or its Subsidiaries is a party or is bound. The Borrower has delivered true, correct and complete copies of such Material Contracts to the Lender, all of which are in full force and effect and except as set forth therein, have not been amended. Neither the Borrower nor its Subsidiaries is in breach or in default in any material respect of or under any Material Contract and, no other party is in breach or default thereunder in any material respects, nor are there any events that are continuing which, but for giving notice, lapse of time or any other condition subsequent, would constitute a default of a material obligation thereunder or allow for the termination of any Material Contract.

Section 8.12    Taxes.

(a)	Each of the Borrower and its Subsidiaries have duly filed on a timely basis all Tax returns, elections and reports that are required to be filed by them under Applicable Law and has paid, collected and remitted all Taxes and remittances shown thereon to be due and payable, collectible or remittable by it under Applicable Law, together with applicable interest and penalties, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (except those that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Person). No tax liens have been filed, and no claim is being asserted, with respect to any such Tax, fee or other charge.

(b)	Each of the Borrower and its Subsidiaries have made adequate provision for, and all required installment payments have been made in respect of, Taxes and remittances due and payable for the current period for which returns are not yet required to be filed.

(c)	There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return or the payment of any Taxes or remittances described above.

(d)	There are no actions, proceedings or claims pending or, to the knowledge of the Borrower or the Subsidiaries, threatened by any Governmental Authority to enforce the payment of any Taxes or remittances described above and no such proceedings or actions are being contemplated by such authorities.

Section 8.13    Pension and Benefit Plans.

The Borrower does not maintain or contribute to, or is required to maintain or contribute to, or is a party to, or bound by, or has liability or contingent liability under, any Pension Plan or Benefit Plan.

Section 8.14    Subsidiaries; Equity Interests.

Except as disclosed to the Agent by the Borrower in writing from time to time after the Closing Date:

(a)	Schedule “C” attached hereto sets out, in respect of the Borrower and each Subsidiary, each such party's authorized and issued Equity Interests (other than the Equity Interests of the Borrower) and the direct or indirect registered and beneficial holders of all such Equity Interests.

(b)	there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees and save for statutory preemptive rights) relating to any Equity Interest of the Borrower or the Subsidiaries, other than as set out in Schedule “C”.

(c)	All of the outstanding Equity Interests of the Borrower and the Subsidiaries have been validly issued, are fully-paid and non-assessable free and clear of all Encumbrances.

(d)	None of the Borrower or any Subsidiary has any equity investments in any corporation or entity other than those disclosed in Schedule “C”.

(e)	Except as set out in Schedule “C” as of the date hereof, none of the Borrower or any Subsidiary is a party to any unanimous shareholders agreement, shareholders agreement, partnership or other agreement relating to shares or other equity interests in the Borrower or any Subsidiary.

Section 8.15    Solvency.

The Borrower is, and after giving effect to the incurrence of all Debt and obligations incurred in connection herewith will be, solvent, is able to pay its debts as they become due, has capital sufficient to carry on its business, and now owns property having a value (both at fair market value and on a liquidation basis) greater than the amount required to repay all of its Debt.

Section 8.16    Sanctions.

No part of the Loan will be used to fund any operations in, finance or facilitate any investments, activities, business or transaction with, or make any payments to, a Sanctioned Person or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions in any manner that would result in any violation by any Person (including the Lender) of (i) any Sanctions; or (ii) any applicable regulations, rules or executive orders issued or administered by any Sanctions Authority. None of the Borrower, its Subsidiaries or any director, officer, employee, agent of the Borrower (i) is or will become a Sanctioned Person; or (ii) knowingly engages or will engage in any dealings or transactions, or is or will be otherwise knowingly associated, with any Sanctioned Person that would result in any violation of (A) any Sanctions, or (B) applicable regulations, rules or executive orders issued or administered by any Sanctions Authority.

Section 8.17    Anti-Terrorist Financing and Anti-Money Laundering Laws.

The Borrower, its Subsidiaries and their respective directors, officers, employees and agents are and have conducted its business, in compliance with Anti-Terrorist Financing and Anti-Money Laundering Laws. No part of the Loan, use of proceeds, or other transactions contemplated by this Agreement will violate Anti-Terrorist Financing and Anti-Money Laundering Laws. Neither the Borrower, its Subsidiaries nor their respective directors, officers, employees or agents is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offence or alleged offence under any Anti-Terrorist Financing and Anti-Money Laundering Laws, and to the knowledge of the Borrower, no such investigation, inquiry or proceeding is pending or has been threatened.

Section 8.18    Anti-Corruption Laws.

The Borrower, its Subsidiaries and their respective directors, officers, employees and agents are and have conducted its business in compliance with all Anti-Corruption Laws. The Borrower shall not, and shall ensure that its directors, officers, employees and agents do not, use, directly or indirectly, any part of the Loan for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage. Neither the Borrower, its Subsidiaries nor their respective directors, officers, employees or agents is the subject to any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offence or alleged offence under any Anti-Corruption Laws, and no such investigation, inquiry or proceeding is pending or has been threatened.

Section 8.19    Accuracy of Information.

The Borrower has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of the Borrower to the Agent and the Lenders for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, is incorrect or incomplete in any material respect or contains, as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omits to state a material fact necessary to make a statement contained herein or therein not misleading.

Section 8.20    Nature of Representations and Warranties.

The representations and warranties set out in, or deemed to be made under, this Agreement, or under any certificates or other documents delivered to the Agent and the Lenders pursuant hereto, shall survive the execution and delivery of this Agreement, notwithstanding any investigations or examinations which may be made by the Agent and the Lenders, and the Lenders shall be deemed to have relied on such representations and warranties in entering into this Agreement. Such representations and warranties shall survive until the Obligations have been fully and finally paid and satisfied and this Agreement has been terminated.

ARTICLE IX
Positive Covenants

During the term of this Agreement, the Borrower, for and on behalf of itself and on behalf of each Subsidiary, covenants and agrees that it shall, and shall cause each Subsidiary to:

Section 9.01    Payment of Obligations.

Duly and punctually pay all Debts due and payable by each of them to any Person including all Obligations, Taxes and Contractual Obligations.

Section 9.02    Maintenance of Existence.

Maintain and renew in full force and effect its existence, organization and status in each jurisdiction of incorporation, formation or organization and in each other jurisdiction in which they carry on business or own assets and make all corporate, partnership and other registrations and filings necessary to do so.

Section 9.03    Conduct of Business and Maintenance of Property.

(a)	Conduct its business in accordance with sound business practices and in compliance with: (i) its articles, bylaws (or equivalent) and constating documents; (ii) all Applicable Laws; (iii) its Contractual Obligations; and (iv) Permits to which it or its Property is subject.

(b)	Maintain in good standing and obtain, as and when required, all Permits and contracts that it requires to permit it to acquire, own, operate and maintain its business and Property and to perform its obligations under the Loan Documents to which it is or will be a party.

(c)	Maintain and preserve all of its Property useful and necessary in its business in good repair, payment of governmental fees, working order and condition, ordinary wear and tear excepted.

Section 9.04    Performance of Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms.

Section 9.05    Taxes and Withholdings.

(a)	Duly file on a timely basis all material tax returns required to be filed by it, and duly and punctually pay all Taxes as they become due and payable under Applicable Law unless they are being contested in good faith by appropriate proceedings and an adequate reserve has been provided on the books of the relevant entity for payment of the contested amount.

(b)	Withhold from each payment made to any of its past or present employees, officers, directors, partners, and to any non-resident of the country in which the entity is resident, the amount of all Taxes and other deductions required to be withheld and pay the amount withheld to the proper Governmental Authority within the time required under Applicable Law.

(c)	Collect from all Persons the amount of all Taxes required to be collected from them under Applicable Law and remit the amount collected to the proper Governmental Authority within the time required under any Applicable Law.

Section 9.06    Environmental Laws.

(a)	Comply with all applicable Environmental Laws and obtain, maintain and comply in all respects with any and all Permits required by applicable Environmental Laws, and ensure the same by all of its tenants and subtenants, if any.

(b)	Ensure that there are no Hazardous Materials located on, above or below the surface of any Property except as would not be expected to result in a Material Adverse Effect.

(c)	Promptly, upon acquiring knowledge thereof, give written notice to the Lender of any non-compliance with Environmental Laws occurring on or in relation to any Property which would reasonably be expected to have a Material Adverse Effect.

(d)	Conduct and complete all remedial, removal and other actions necessary to remove and clean up all Hazardous Materials from any of its properties required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(e)	Establish and implement such procedures as may be necessary to continuously determine and assure that the obligations under this section are timely and fully satisfied.

Section 9.07    Use of Proceeds.

Use the Loan solely for the purposes set out in Section 2.02.

Section 9.08    Anti-Terrorist Financing and Anti-Money Laundering Laws and Anti-Corruption Laws.

(a)	Comply with all Anti-Terrorist Financing and Anti-Money Laundering Laws.

(b)	Comply with all Anti-Corruption Laws and conduct its business in such a way and to adopt and maintain adequate policies, procedures and controls to ensure that it and each of its directors, officers, employees and agents is in compliance with all Anti-Corruption Laws.

Section 9.09    Sanctions.

(a)	Comply with all Sanctions.

(b)	Conduct its business in such a way and adopt and maintain adequate policies, procedures and controls to ensure that it and each of its directors, officers, employees and agents is in compliance with all Sanctions.

Section 9.10    Pension and Benefit Plans.

Operate, administer and perform all of its obligations under and in respect of all Pension Plans and Benefit Plans in material compliance with the terms of such plans and all applicable Pension and Benefit Laws and shall maintain all necessary governmental approvals which are material in respect of the operation of such plans and comply, in all respects, with its obligations under such plans and applicable Pension and Benefit Laws including making all contributions and payments (normal and special) required to be made under the terms of such plans, applicable Pension and Benefit Laws and any applicable valuation report.

Section 9.11    Certificates.

Within 15 Business Days after the end of each Fiscal Quarter, the Borrower shall deliver to the Lender a certificate confirming that there has been no Event of Default under this Agreement and the Loan Documents, together with a balance sheet and list of aged payables for the Fiscal Quarter just ended.

Section 9.12    Further Assurances.

Promptly upon the request of the Agent:

(a)	correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgement, filing or recordation thereof; and

(b)	do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances and other instruments as the Agent may require from time to time in order to:

(i)	carry out more effectively the purposes of the Loan Documents;

(ii)	perfect and maintain the validity, effectiveness and priority of the security interests intended to be created under the Security Documents and the other Loan Documents; and

(iii)	assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively to the Lenders, the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document.

ARTICLE X
Notice Requirements

Section 10.01    Notices.

Promptly and in any event within three days after learning of such event give notice to the Agent of:

(a)	the occurrence of any Default or Event of Default;

(b)	any default (however defined) under any Material Contract or Permit of the Borrower or any Subsidiary;

(c)	the occurrence of any Environmental Claim;

(d)	any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(e)	notice of any Related Party transaction (or series of related transactions) or agreement having a value or involving payments by or to the Borrower or any Subsidiary of (a) $5,000,000, either for any one transaction or on a per annum basis or (b) $5,000,000 in aggregate over the life of the agreement or any series of transactions.

Each notice provided pursuant to this Section 10.01 shall be accompanied by a statement of an officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Person proposes to take with respect thereto.

ARTICLE XI
Negative Covenants

During the term of this Agreement, the Borrower, for and on behalf of itself and on behalf of its Subsidiaries, covenants and agrees that, without the prior written consent of the Required Lenders, it shall not and shall cause each of its Subsidiaries not to:

Section 11.01    Limitation on Debt.

Create, incur, assume, permit to exist, or otherwise become liable with respect to, any Debt.

Section 11.02    Limitation on Encumbrances.

Create, incur, assume or permit to exist any Encumbrance on any property or assets (including Equity Interests of any of its Subsidiaries) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except for Permitted Encumbrances.

Section 11.03    Fundamental Change.

Merge into, amalgamate or consolidate with any other Person, enter into any partnership, joint venture, corporate reorganization or other transaction intended to effect a consolidation, amalgamation or merger or wind-up, dissolve, restructure, liquidate, become bankrupt or permit any winding-up, dissolution, liquidation, arrangement or bankruptcy.

Section 11.04    Limitations on Changes to Capital Structure.

Make any change in the capital structure, in, or authorize or issue any Equity Interests of the Borrower or any of its Subsidiaries.

Section 11.05    Limitation on Investments.

Make any Investment, other than in the ordinary course of business.

Section 11.06    Limitation on Distributions.

Make any Distributions. "Distribution" means, with respect to any Person, (a) any declaration or payment, directly or indirectly, by such Person of any dividends on any Equity Interest of such Person, other than dividends payable in shares; (b) any payment, directly or indirectly by such Person, on account of, or for the purposes of the repurchase, redemption, retraction, retirement, purchase for cancellation or other acquisition of, any Equity Interests of such Person or of any options, warrants or other rights to acquire any of such Equity Interests; (c) any payment, directly or indirectly, by such Person of any other distribution or payments in respect of its Equity Interests, other than distributions of additional Equity Interests and the payment of cash in lieu of the issuance of fractional shares; (d) any payment, directly or indirectly, by any such Person of any principal, interest, fees, expenses, premiums, or other amounts arising out of or in connection with any Debt; or (e) any payment, directly or indirectly by such Person, to any shareholder, employee, management, director or officer of a Person out of the ordinary course and not consistent with past practice, including, without limitation on account of management fees, consulting fees, royalties, salary, directors fees, bonus, or comparable fees or payments, or by way of gift or other gratuity.

Section 11.07    Limitation on Dispositions.

Sell, lease, assign, transfer, or otherwise dispose of any property, assets or undertaking, other than in the ordinary course of business.

Section 11.08    Limitation on Related Party Transactions.

Enter into or be a party to any transaction including any purchase, sale, lease, license, or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Related Party unless:

(a)	such transaction is otherwise permitted by the terms of this Agreement;

(b)	such transaction is in the ordinary course of business of the Borrower or the applicable Subsidiary;

(c)	such transaction is on fair and reasonable terms no less favourable to the Borrower or the applicable Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated Person; and

(d)	there is no Default or Event of Default before or after the making of such payment.

ARTICLE XII
Events of Default and Remedies

Section 12.01    Events of Default.

The occurrence of any one or more of the following events or conditions shall constitute an "Event of Default" under this Agreement:

(a)	Payment Default. The Borrower fails to pay: (i) any principal amount owing under this Agreement or any other Loan Document when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise and such failure remains unremedied for a period of three (3) Business Days; or (ii) any interest or other amount payable hereunder or under any other Loan Document when due and payable and such failure remains unremedied for a period of five (5) Business Days.

(b)	Incorrect Representations. Any representation, warranty, certification or other statement of fact made or deemed made by or on behalf of the Borrower or any of its Subsidiaries herein or in any other Loan Document or any amendment or modification hereof or thereof proves to have been incorrect, incomplete or misleading in any material respect on or as of the date made or deemed made.

(c)	Breach of Covenants. The Borrower or any of its Subsidiaries fails to perform or observe any of its other covenants, terms, conditions or agreements contained in this Agreement or any other Loan Document and such failure continues unremedied for a period of fifteen (15) Business Days after the earlier of: (x) the Borrower becoming aware of such failure, or (y) the Agent giving the Borrower notice of such failure.

(d)	Cross-Default. The Borrower or any Subsidiary:

(i)	fails to pay any principal or interest in respect of any Debt (including any Guarantee Obligation, but excluding any Debt outstanding under this Agreement) when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

(ii)	an event of default occurs under any such Debt;

provided that, a default, event or condition described in clause (i) or (ii) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) has occurred and is continuing with respect to Debt, the outstanding principal amount of which exceeds, in the aggregate, $5,000,000.

(e)	Voluntary Bankruptcy or Insolvency. The Borrower or any Subsidiary:

(i)	commences or institutes any application, proceeding or other action under any Bankruptcy and Insolvency Law and any other applicable corporate legislation, seeking (A) to have an order for relief entered with respect to it or to petition for its winding up, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, compromise, proposal, stay of proceedings of creditors generally, or other relief with respect to it or its debts;

(ii)	admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of its creditors; or

(iii)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 12.01(f).

(f)	Involuntary Bankruptcy or Insolvency. With respect to the Borrower or any Subsidiary:

(i)	there is commenced against such Person in a court of competent jurisdiction any application, proceeding or other action of a nature referred to in Section 12.01(e) which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged, unstayed or unbonded for forty-five (45) days;

(ii)	there is commenced against such Person, any application, proceeding or other action seeking issuance of a warrant of seizure and sale, execution, garnishment or similar process against all or any substantial part of its Property which results in the entry of an order for any such relief which has not been vacated, discharged, stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or

(iii)	the appointment of a receiver, liquidator, provisional liquidator, interim receiver, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any part of its assets.

(g)	Judgments. The entry of one or more judgments or the issuance or registration of any writ of enforcement or order against the Borrower or any Subsidiary involving, in the aggregate, a liability (not paid or fully covered by insurance as to which the relevant insurance company has been notified and has accepted coverage) in an amount in excess of $2,000,000 and all such judgments or writs have not been released, bonded, satisfied, discharged, vacated, stayed or accepted for payment by an insurer within forty-five (45) days from the entry, commencement or levy thereof.

(h)	Invalidity of Loan Documents. If:

(i)	any provision of any Loan Document ceases for any reason to be valid, binding and in full force and effect, or any security interest created by the Security Documents is not, or ceases to constitute, in whole or in part, a first ranking Encumbrance on the Property of the Borrower or any Subsidiary and in each case is not replaced by a valid, binding and enforceable Loan Document;

(ii)	any Person contests in any manner the validity or enforceability of any provision of any Loan Document;

(iii)	the Borrower denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments) or purports to revoke, terminate or rescind any provision of any Loan Document; or

(iv)	any Loan Document is invalidated in any material respect by any act, regulation, or governmental action or is determined to be invalid in any material respect by a court or other judicial entry and such determination has not been stayed pending appeal.

(i)	Change of Control. Any Change of Control occurs.

(j)	Material Adverse Effect. There occurs a Material Adverse Effect.

(k)	Abandonment of Assets. The Borrower, Andes Corporation Minera S.A. or NPGUS LLC takes or seeks to take any action to abandon all or any material portion of the Mining Assets.

(l)	Expropriation. Any Governmental Authority directly or indirectly condemns, expropriates, nationalizes, seizes or appropriates any material property which relates to or forms part of the Mining Assets and which is not vacated, discharged, stayed or bonded pending appeal within forty-five (45) days from the entry thereof.

Section 12.02    Remedies Upon an Event of Default.

(a)	Acceleration on Default. Upon the occurrence of an Event of Default and for so long as an Event of Default is continuing: (i) the entire principal amount of the Loan then outstanding, together with all accrued and unpaid interest thereon; and (ii) all other amounts owing under this Agreement and the other Loan Documents, shall be accelerated and become immediately due and payable upon written notice to that effect from the Agent to the Borrower, all without any other notice and without presentment, protest, demand, notice of dishonour or any other demand whatsoever (all of which are expressly waived by the Borrower). In such event, the Security Documents shall become immediately enforceable and the Agent may exercise any right or recourse and proceed by any action, suit, remedy or proceeding as the Agent and the Lenders are entitled to take under Applicable Law, this Agreement, the Security Documents and the other Loan Documents for the recovery and payment in full of all Obligations, and such other action as the Agent deems advisable to enforce their rights and remedies, all without any notice, presentment, demand, protect or other formality, all of which are expressly waived by the Borrower. No such remedy for the enforcement of the rights of the Agent and the Lenders shall be exclusive of, or dependent on, any other remedy, but any one or more of such remedies may from time to time be exercised independently or in combination with any other remedy.

(b)	Automatic Acceleration. In addition to the rights of the Agent and Lenders under Section 12.02(a), in the event of an Event of Default under Section 12.01(e) or (f) , (i) the entire principal amount of the Loan then outstanding, together with all accrued and unpaid interest thereon, and (ii) all other amounts owing under this Agreement and the other Loan Documents, shall automatically become immediately due and payable without any other notice and without presentment, protest, demand, notice of dishonour or any other demand whatsoever (all of which are expressly waived by the Borrower).

Section 12.03    Saving.

The Agent and the Lenders shall have no obligation to the Borrower, to pursue any specific remedy, to realize on any collateral securing the Obligations, to enforce the Security Documents or to allow any of its collateral to be sold, dealt with or otherwise disposed of. The Agent and the Lenders shall not be responsible to the Borrower for any loss or damage upon the realization or enforcement of, the failure to realize on or enforce or the failure to permit any of the collateral to be sold, dealt with, or otherwise disposed of, or for any act or omission, except that the Agent and the Lenders may be responsible for any loss or damage arising from the willful misconduct or gross negligence of the Agent or the Lenders, as applicable.

Section 12.04    Agent May Perform.

Following the occurrence of an Event of Default, and for so long as such event shall persist, if the Borrower shall fail to perform any of its covenants or agreements in this Agreement or any of the other Loan Documents, the Agent may (but shall have no obligation to), on behalf of the Lenders, perform any or all such covenants or agreements in any manner deemed fit by the Agent without thereby waiving any rights to enforce the Loan Documents. All expenses and disbursements incurred by the Agent and the Lenders (including legal fees and disbursements) shall be an Obligation secured by the Security Documents and shall be payable on demand by the Agent or the Lenders, as applicable.

Section 12.05    Application of Payments.

Notwithstanding any other provision of this Agreement or any other Loan Document, after the occurrence and during the continuance of an Event of Default, all payments made by or on behalf of the Borrower under this Agreement or from the proceeds of realization under any of the Security Documents, or otherwise collected by the Agent or any Lender on account of any of the Obligations, shall be applied to the Obligations as follows (as the same become due at maturity, by acceleration or otherwise):

(a)	First, to the payment of any fees, indemnities, expenses and other amounts (other than principal and interest, but including fees of counsel and other advisors engaged by the Agent and including in connection with realizing on the Security Documents) payable to the Agent in its capacity as such hereunder or under any other Loan Document;

(b)	Second, to the payment of any indemnities, expenses and other amounts (other than principal and interest) owed to the Lenders hereunder or under any other Loan Document, rateably among the Lenders in proportion to the amounts owing to each Lender under this clause over the total amount owing to all Lenders under this clause;

(c)	Third, to the payment of all outstanding amounts of interest payable under the Loan Documents (including default interest and interest payable before and after the commencement of any insolvency or bankruptcy proceeding), rateably among the Lenders in proportion to the amounts owing to each Lender under this clause over the total amount owing to all Lenders under this clause;

(d)	Fourth, to the payment of the outstanding principal amount of the Advance in the inverse order of maturity; and

(e)	Fifth, any balance remaining to the Borrower or as otherwise required by Applicable Law.

Section 12.06    Third Parties.

No Person dealing with any Lender, the Agent or any other representative of the Lenders is required to determine: (a) whether the Security Documents (or any of them) have become enforceable, the powers that the Lenders, the Agent or any other representative of the Lenders are purporting to exercise have become exercisable, or any Obligations remain outstanding; (b) as to the necessity or expediency of the conditions which any sale may be subject to; (c) otherwise as to the propriety or regularity of any sale, disposition or any other dealing with the collateral charged by the Security Documents or any part thereof; or (d) how any payments to the Lenders, the Agent or any other representative of the Lenders has been or will be applied. Any Person who acquires collateral that is charged by the Security Documents from a Lender or Lenders, the Agent or any representative of any of them in good faith will acquire it free from any interest of the Borrower.

ARTICLE XIII
The Agent and the Lenders

Section 13.01    Appointment and Authority.

Each Lender hereby irrevocably appoints Evanachan Limited to act on its behalf as the Agent hereunder and under the other Loan Documents, and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders. Neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of the provisions of this Article. The use of the term "agent" in any Loan Document with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any Applicable Laws. Instead, the term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

Section 13.02    Rights as a Lender.

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, any Subsidiary or any Affiliate thereof, all as if such Person were not the Agent hereunder and without any duty to account to the Lenders.

Section 13.03    No Fiduciary Duty and Exculpatory Provisions.

(a)	The Agent shall not have any duties or obligations except those expressly set out in the Loan Documents, which shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary actions and powers expressly contemplated by the Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents); provided that, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(iii)	shall not, except as expressly set out in the Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any of their Affiliates that is communicated to the Agent.

(b)	The Agent shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary or as the Agent believes in good faith is necessary, under the Loan Documents); or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(c)	The Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Agent by the Borrower or a Lender.

(d)	Except as otherwise expressly provided in this Agreement, the Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with the Loan Documents; (ii) the contents of any certificate, report or other document delivered in connection with the Loan Documents; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set out in the Loan Documents or the occurrence of any Default; (iv) the validity, enforceability, effectiveness or genuineness of the Loan Documents; or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 13.04    Reliance by the Agent.

The Agent shall be entitled to rely on, and shall not incur any liability for relying on any notice, request, certificate, consent, statement, instrument, document or other writing (including, any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent may rely on any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender before making such Advance. The Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 13.05    Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers under any of the Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities as well as activities as Agent. The Agent shall have no responsibility for the conduct or negligence of any sub-agent appointed by it hereunder, except to the extent that a court of competent jurisdiction determines that the Agent acted with gross negligence or willful misconduct in the appointment of such sub-agent.

Section 13.06    Sharing of Payments by Lenders.

If any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Commitment and accrued interest thereon or other obligations hereunder greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall: (i) notify the Agent of such fact; and (ii) purchase (for cash at face value) participations in the Commitment and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Commitments and other amounts owing them, provided that:

(a)	if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(b)	the provisions of this Section shall not be construed to apply to: (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement; or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Commitments or participation in disbursements under letters of credit to any assignee or participant, other than to the Borrower or any Affiliate of the Borrower (as to which the provisions of this Section shall apply); and

(c)	the provisions of this Section shall not be construed to apply to: (i) any payment made while no Default has occurred and is continuing in respect of obligations of the Borrower to such Lender that do not arise under or in connection with the Loan Documents; (ii) any payment made in respect of an obligation that is secured by a Permitted Encumbrance, or that is otherwise entitled to priority over the Borrower's obligations under or in connection with the Loan Documents; (iii) any reduction arising from an amount owing to the Borrower upon the termination of derivatives entered into between the Borrower and such Lender; or (iv) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

The Borrower consents to the foregoing and agree, to the extent that they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 13.07    Administration of Credits.

(a)	Duties of the Administrative Agent. Unless otherwise specified in this Agreement, the Agent shall perform the following duties:

(i)	ensure that all conditions precedent to any Advance have been fulfilled or waived in accordance with, and subject to, the terms of this Agreement;

(ii)	receive and distribute each Lender's Applicable Percentage of an Advance to the Borrower in accordance with the terms of this Agreement;

(iii)	use reasonable efforts to collect promptly all sums due and payable by the Borrower under this Agreement and distribute all payments received from the Borrower to each Lender in accordance with such Lender's Applicable Percentage and the terms of this Agreement;

(iv)	hold and execute, as agent on behalf of the Lenders, the Security Documents or collateral and take all required steps to perfect (whether by registration, possession, control or otherwise) and maintain the Security Documents;

(v)	release and discharge the security interest of the Lenders under the Security Documents with respect to any property or assets to the extent necessary to complete any disposition permitted by this Agreement;

(vi)	hold all legal documents relating to the Loan, maintain complete and correct records showing the Advance made by the Lenders, all remittances and payments made by the Borrower to the Agent, all remittances and payments made by the Agent to the Lenders and all other sums received by the Agent and allow each Lender and its advisors to examine such accounts, records and documents at its own expense, and provide any Lender upon reasonable notice, with such copies thereof as such Lender may reasonably require from time to time at the Lender's expense;

(vii)	promptly forward to each Lender, upon receipt, copies of: (x) all financial information received from the Borrower; (y) an up-to-date loan status report; and (z) other notices, correspondence or information received by the Agent from the Borrower involving or relating to the Lenders;

(viii)	promptly forward to each Lender, upon request and at the expense of such Lender, copies of the Loan Documents;

(ix)	promptly notify each Lender of the occurrence of any Default or Event of Default of which the Agent has actual knowledge; and

(x)	except as otherwise provided in this Agreement, act in accordance with any instructions given to the Agent by the Required Lenders or all the Lenders, as applicable.

(b)	Actions Requiring Unanimous Consent of the Lenders. Unless otherwise specified in this Agreement, the Agent may only take the following actions with the prior written unanimous consent of all of the Lenders:

(i)	amend, terminate or waive any terms of the Loan Documents (including this Agreement) if such amendment, termination or waiver would:

(A)	increase the maximum amount of credit available under the Loan or increase the amount of any Lender's Commitment;

(B)	decrease the amount of any payment or repayment (as applicable) of principal, interest or other amounts due under the Loan Documents;

(C)	extend the Maturity Date;

(D)	extend any date fixed by the Loan Documents for the payment of principal, interest or other amounts due under the Loan Documents;

(E)	change the definition of Required Lenders;

(F)	change any provision relating to the pro rata treatment of Lenders;

(ii)	release the Borrower;

(iii)	release any Security Document or change the priority of any Lender's security interest in the Property, except as otherwise expressly permitted under this Agreement;

(iv)	amend, terminate or waive this Article or Section 17.03 or any other provision of this Agreement providing for the unanimous consent of all the Lenders;

(v)	consent to the assignment or transfer by the Borrower of any of its rights and obligations under the Loan Documents.

(c)	Actions Requiring the Consent of Required Lenders. Unless otherwise specified in this Agreement, the Agent may only take the following actions with the prior written consent of the Required Lenders:

(i)	subject to this Section 13.07, exercise any rights of notice and approval granted to the Lenders under this Agreement;

(ii)	amend, terminate or waive any term of the Loan Document (including a waiver of a Default) other than any amendments, terminations or waivers set out in Section 13.07(b) which require the unanimous consent of the Lenders;

(iii)	all actions or decisions relating to matters not expressly set out in Section 13.07(a) and (b) above, including:

(A)	amend or waive any conditions precedent set out in ARTICLE VI;

(B)	amend or waive a Default;

(C)	provide written notice to the Borrower of a Default;

(D)	accelerate the Obligations;

(E)	issue a demand letter or enforcement notices to the Borrower;

(F)	take any action to enforce performance of the Obligations and realize on the Security Documents including without limitation the appointment of an interim receiver, receiver, receiver manager or other trustee;

(G)	pay insurance premiums, Taxes and any sums that may be required to be paid to protect the Lenders and preserve their collateral; and

(H)	engage professionals;

(iv)	as between the Borrower, on the one hand, and the Agent and the Lenders, on the other hand:

(A)	all statements, certificates, consents and other documents which the Agent purports to deliver on behalf of the Lenders or the Required Lenders shall be binding on each of the Lenders, and the Borrower shall not be required to ascertain or confirm the authority of the Agent in delivering such documents;

(B)	all certificates, statements, notices and other documents which are delivered by the Borrower to the Agent in accordance with this Agreement, shall be deemed to have been duly delivered to each of the Lenders; and

(C)	all payments which are delivered by the Borrower to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders; and

(v)	except in its own right as a Lender, the Agent shall not be required to advance its own funds for any purpose and, in particular, shall not be required to pay with its own funds insurance premiums, taxes or public utility charges or the cost of repairs or maintenance with respect to any Property that is the subject matter of any security, nor shall it be required to pay with its own funds the fees of solicitors, counsel, auditors, experts or agents engaged by it as permitted hereby.

(vi)	notwithstanding the foregoing, no amendment, modification or waiver affecting the rights or obligations of the Agent may be made without consent.

Section 13.08    Indemnification.

Each Lender agrees to indemnify the Agent and hold it harmless (to the extent not reimbursed by the Borrower), rateably according to its Applicable Percentage (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or the transactions therein contemplated. However, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Agent's gross negligence or willful misconduct as determined by a judgment of a court of competent jurisdiction. The Agent shall not be required to take or continue any action unless the Agent has received sufficient funds or arrangements satisfactory to it for indemnification to cover the cost of the proposed action.

Section 13.09    Replacement of Agent.

(a)	The Agent may at any time give written notice of its resignation to the Lenders and the Borrower. On receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent, which shall be a Lender having an office in Toronto, Ontario, or an Affiliate of any such Lender with an office in Toronto, Ontario. The Agent may also be removed at any time by the Required Lenders on 30 days' notice to the Agent and the Borrower as long as the Required Lenders, in consultation with the Borrower, appoint and obtain the acceptance of a successor within those 30 days, which successor shall be a Lender having an office in Toronto, Ontario or an Affiliate of any such Lender with an office in Toronto, Ontario.

(b)	If no successor has (i) been appointed by the Required Lenders, and (ii) accepted the appointment within thirty (30) days after the retiring Agent gives notice of its resignation, or by such earlier date as agreed by the Required Lenders, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent meeting the qualifications set out above and that is not a Defaulting Lender; provided that, if the Agent notifies the Borrower and the Lenders that no qualifying Person has accepted that appointment, then the resignation shall nonetheless become effective in accordance with the retiring Agent's notice and (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents (except that the retiring Agent shall continue to hold the Security Documents on behalf of the Lenders until a successor Agent is appointed), and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until the Required Lenders appoint a successor Agent.

(c)	On the successor's appointment as Agent, the successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Agent, and the former Agent shall be discharged from all of its duties and obligations under the Loan Documents (if not already discharged from them as provided in the previous subsection). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Agent, the provisions of this Article and of ARTICLE XV shall continue in effect for the benefit of the former Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Agent was acting as Agent.

Section 13.10    Non-Reliance on Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance on the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 13.11    Collective Action of the Lenders.

Each of the Lenders hereby acknowledges that, to the extent permitted by Applicable Law, any collateral security and the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Agent on the decision of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Accordingly, despite any of the provisions contained herein or in any collateral security, each of the Lenders hereby agrees that it shall not be entitled to take any action hereunder or thereunder including any declaration of default hereunder or thereunder but that any such action shall be taken only by the Agent with the prior written agreement of the Required Lenders (or such other numbers or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Each of the Lenders hereby further agrees that, on any such written agreement being given, it shall co-operate fully with the Agent to the extent requested by the Agent. Despite the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. The Agent may refrain from acting in accordance with any instructions from the Required Lenders to take any steps to enforce or realize on any Property subject to the Security Documents, until it shall have received such security as it may reasonably require against all costs and expenses (including legal fees) that it will or may incur in complying with such instructions.

Section 13.12    Defaulting Lenders.

Notwithstanding, any provision in this Agreement to the contrary, upon a Lender becoming a Defaulting Lender:

(a)	The provisions of this Section 13.12(a) to (e) shall apply to the extent permitted by Applicable Law until the Lender is no longer a Defaulting Lender.

(b)	Such Defaulting Lender will not be entitled to vote on any issue (other than on a reduction of the principal amount of its loan or any increase or extension of its Commitment) and its Commitment will be excluded in the determination of decisions requiring the consent of the Required Lenders or the unanimous consent of all Lenders.

(c)	Non-Defaulting Lenders will be allocated, based on their Applicable Percentage (excluding the Defaulting Lender's Commitment and up to such Non-Defaulting Lender's Commitment), the funding obligations of the Defaulting Lender to the Borrower. The Defaulting Lender will not be released from its obligations to the Borrower, notwithstanding such reallocation.

(d)	The Agent can withhold any amount that it receives which would otherwise be payable to a Defaulting Lender in a segregated account and apply such amounts at such time or times as may be determined by the Agent as follows:

(i)	First, to the payment of any amounts owing by the Defaulting Lender to the Agent under this Agreement;

(ii)	Second, to repay on a pro rata basis the incremental portion of any Commitments made by a Lender pursuant to this Section in order to fund a shortfall created by a Defaulting Lender and, upon receipt of such repayment, each such Lender shall be deemed to have assigned to the Defaulting Lender such incremental portion of such Commitment;

(iii)	Third, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and

(iv)	Forth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

(e)	A Defaulting Lender will remain a Defaulting Lender until the Agent notifies the Defaulting Lender that they are satisfied that such Defaulting Lender is no longer a Defaulting Lender. Concurrently, with such notification, the Agent will make such adjustments among the Lenders as are necessary to give effect to the foregoing and the provisions in this Section shall cease to apply, provided that no retroactive adjustments will be made (including with respect to interest and other amounts payable).

Section 13.13    Administrative Agent May File Proofs of Claim.

(a)	In case of the pendency of any proceeding under any Bankruptcy and Insolvency Laws, the Agent (irrespective of whether the principal of any Advance shall then be due and payable as set forth herein or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(i)	to file and prove a claim in such proceeding for the full amount of the principal, interest, fees (including legal fees), expenses, premiums, indemnities and other amounts owing and unpaid in respect of any Advance and all other Obligations that are owing and unpaid; and

(ii)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent.

(b)	Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, proposal, compromise or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 13.14    Provisions Operative Between Lenders and Agent Only.

The provisions of this Article relating to the rights and obligations of the Lenders and the Agent inter se shall be operative as between the Lenders and the Agent only, and the Borrower shall not have any rights or obligations under, or be entitled to rely for any purpose on, such provisions.

ARTICLE XIV
Change of Circumstance

Section 14.01    Change in Law.

(a)	Increased Costs Generally. If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)	subject any Lender to any Taxes of any kind whatsoever with respect to this Agreement or any Advance made by it, or change the basis of taxation of payments to a Lender in respect of this Agreement or any Advance, except for Indemnified Taxes, Other Taxes covered by Section 14.02 and Excluded Taxes;

(iii)	impose on any Lender any other condition, cost or expense affecting this Agreement or the Advance made by that Lender;

(iv)	and the result of any of the foregoing shall be to increase the cost to a Lender of making, converting to, continuing or maintaining any Advance, of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by a Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)	Certificate of Increased Costs. A certificate from a Lender setting forth the amount or amounts necessary to compensate it or its holding company as specified in Section 14.01(a) (collectively, "Additional Compensation"), including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Additional Compensation to the applicable Lender within 10 days after receipt of any such certificate.

(c)	Delay in Making a Request. Failure or delay on the part of a Lender to demand Additional Compensation pursuant to this Section shall not constitute a waiver of the Lender's right to demand such compensation.

Section 14.02    Taxes.

(a)	Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, other than Excluded Taxes; provided that if the Borrower is required by Applicable Law (as determined in the good faith discretion of the Borrower) to deduct or withhold any Taxes from any such payment, then:

(i)	if such Tax is an Indemnified Tax, the amount payable by the Borrower shall be increased so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts payable under this Section), the Agent, Lender or other payee, as applicable, receives an amount equal to the amount it would have received had no such deductions or withholdings been made; and

(ii)	the Borrower shall make such deductions, pay the full amount deducted to the relevant Governmental Authority promptly and in accordance with Applicable Law, and provide to the Agent, Lender or other payee, as applicable, official receipts or other evidence satisfactory to such payee of each such payment.

(b)	The Borrower shall timely pay all Other Taxes to the relevant Governmental Authority in accordance with Applicable Law or, at the option of the Agent, promptly reimburse the Agent for the payment of any Other Taxes.

(c)	The Borrower shall jointly and severally indemnify the Agent and each Lender, on demand, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Agent or that Lender or required to be withheld or deducted from a payment to the Agent or that Lender and any reasonable expenses arising from or with respect to the Indemnified Taxes, whether or not they were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of the payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)	Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for:

(i)	any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so);

(ii)	any Taxes attributable to such Lender's failure to comply with the maintenance of the Register; and

(iii)	any Excluded Taxes attributable to such Lender, in each case, that are paid or payable by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amounts due to the Agent under this Section 14.02(d).

(e)	As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 14.02, the Borrower shall deliver to the Agent the original or a certified true copy of the receipt issued by the Governmental Authority evidencing such payment, a copy of the return reporting the payment or other evidence of the payment that is satisfactory to the Agent, acting reasonably.

(f)	Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which that jurisdiction is a party, with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by Applicable Law and at any time reasonably requested by the Borrower or the Agent, all properly completed and executed documentation prescribed by Applicable Law that will permit the payments to be made without withholding or at a reduced rate of withholding. In addition: (i) any Lender shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent that will enable the Borrower or the Agent to determine whether or not that Lender is subject to withholding or information reporting requirements; and (ii) any Lender shall notify the Borrower and the Agent in writing within five Business Days of ceasing to be, or to be deemed to be, (i) resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) or any successor provision, or (ii) resident in the United States for purposes of the Internal Revenue Code of the United States. Each Lender agrees that if any form or certification it delivers pursuant to this Section 14.02(f) expires or becomes obsolete, inaccurate or incomplete in any respect, it shall update such form, certification and other documentation as required by Applicable Law and provide such revised documentation to the Borrower within five business days of the event causing such obsolesce or inaccuracy.

(g)	If a payment made to a Lender under any Loan Document would be subject to FATCA Withholding Tax if that Lender were to fail to comply with the applicable reporting requirements provided by Sections 1471-74 of the Internal Revenue Code of the United States, and Treasury Regulations and other guidance issued thereunder, the Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Agent, the documentation prescribed by Applicable Law and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations relating to FATCA Withholding Tax and to determine that the Lender has complied with its obligations relating to FATCA Withholding Tax or to determine the amount to deduct and withhold from the payment. Each Lender agrees that if any form or certification it delivers pursuant to this Section 14.02(g) expires or becomes obsolete, inaccurate or incomplete in any respect, it shall update such form, certification and other documentation as required by Applicable Law and provide such revised documentation to the applicable Borrower within five business days of the event causing such obsolesce or inaccuracy.

(h)	If any party to this Agreement determines, in its sole discretion exercised in good faith, If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 14.02 (including by the payment of additional amounts pursuant to this Section), or that, because of the indemnification, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the indemnifying party an amount equal to the refund or reduction (but only to the extent of the indemnification), net of all out-of-pocket expenses of the Agent or Lender, as the case may be, and without interest (other than any net after Tax interest paid by the relevant Governmental Authority with respect to any such refund). The indemnifying party, upon the request of the indemnified party, shall repay to the indemnified party the amount paid over pursuant to this Section 14.02(h) if the indemnified party is required to repay the refund or to the Governmental Authority. Notwithstanding anything to the contrary in this Section 14.02(h), in no event shall the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 14.02(h) the payment of which would place the indemnified party in a less favourable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or reduction had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or to any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

Section 14.03    Illegality.

If any Lender determines that any Applicable Law (including any Sanctions), has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make or maintain any Advance (or to maintain its obligation to make any Advance), or to determine or charge interest rates based upon any particular rate, then, on notice by that Lender to the Borrower through the Agent, any obligation of the Lender with respect to the activity that is unlawful shall be suspended until the Lender notifies the Agent and the Borrower that the circumstances giving rise to that determination no longer exist. Upon receipt of that notice, the Borrower shall, upon demand from that Lender (with a copy to the Agent), or prepay in order to avoid the activity that is unlawful. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid.

Section 14.04    Replacement of Lenders.

(a)	Designation of Different Lending Office. If any Lender requests compensation under Section 14.01 (Change in Law), or requires the Borrower to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 14.02 (Taxes), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advance or to assign its rights and obligations under this Agreement to another of its offices, branches or Affiliates, if, in the judgment of the Lender, doing so (i) would eliminate or reduce amounts payable pursuant to Section 14.01 or Section 14.02, as the case may be, in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)	Replacement of Lenders. Subject to Section 14.04(a), if:

(i)	any Lender requests compensation under Section 14.01 (Change of Law);

(ii)	the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 14.02 (Taxes);

(iii)	any Lender's obligations are suspended pursuant to Section 14.03 (Illegality);

(iv)	any FATCA Withholding Tax is imposed on any payment to a Lender under or in connection with this Agreement (whether the payment is made directly or through another financial institution); or

(v)	any Lender becomes a Defaulting Lender,

then the Borrower may, at its sole expense and effort, upon 10 days' notice to that Lender and the Agent, require the Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, ARTICLE XVI), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(A)	the Borrower pays the Agent the assignment fee specified in Section 14.02(c);

(B)	there is no Default or Event of Default;

(C)	the Lender receives payment of an amount equal to the outstanding principal of its Advance, accrued interest, and all other amounts payable to it under the Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from any assignee and/or the Borrower;

(D)	in the case of any assignment resulting from a claim for compensation under Section 14.01, or payments required to be made pursuant to Section 14.02, the assignment will result in a reduction in future compensation or payments; and

(E)	any assignment does not conflict with Applicable Laws.

(c)	No Lender shall be required to make any assignment or delegation pursuant to the foregoing Section 14.04(b) or accept repayment if, before completion, as a result of a waiver by the Lender or otherwise, the circumstances entitling the Borrower to require the assignment and delegation or repayment cease to apply.

ARTICLE XV
Costs, Expenses and Indemnities

Section 15.01    Costs and Expenses.

The Borrower agrees to pay promptly on demand:

(a)	all reasonable costs and expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the Loan, the preparation, negotiation, execution, delivery and administration of the Loan Documents, and any amendments, modifications or waivers of their provisions (whether or not the transactions contemplated by them are consummated); and

(b)	all reasonable and documented out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights under or in connection with the Loan Documents, including its rights under this Section, or in connection with the Loan, including all such out-of-pocket expenses (including lawyers, auditors, consultants and accountants) incurred during any workout, restructuring, or negotiations in respect of the Obligations or the Loan.

Section 15.02    Indemnity by the Borrower

In addition to any liability or obligation of the Borrower to the Agent or Lenders under any other provision of this Agreement, the Borrower shall indemnify and hold the Agent (and its sub-agents), each Lender and each Related Party of any of the foregoing Persons (each, an “Indemnified Party”) harmless against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnified Party (collectively, the “Claims”), incurred by any Indemnified Party or asserted against any Indemnified Party by the Borrower or other Person (except an Indemnified Party) arising out of, in connection with, or as a result of:

(a)	the execution or delivery of any Loan Document or any agreement or instrument contemplated in any Loan Document, the performance or non-performance by the parties of their respective obligations under any Loan Document or the consummation or non-consummation of the transactions contemplated by the Loan Documents;

(b)	the Loan or the use or the proposed use of its proceeds;

(c)	any actual or alleged presence or release of Hazardous Materials on or from any Property, or any claim or liability under Environmental Laws related to the Borrower or any of its Subsidiaries in any way; or

(d)	any actual or prospective claim, investigation, litigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto;

provided that, such indemnity shall not be available to any Indemnified Party to the extent that the Claims: (i) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the fraud, gross negligence or willful misconduct of such Indemnified Party; or (ii) result from a claim brought by the Borrower against any Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and non-appealable judgment in its favour on such claim as determined by a court of competent jurisdiction.

Section 15.03    Reimbursement by the Lenders.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under this Article to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any sub-agent) or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, demands, liability or related expense, as the case may be, was incurred by or asserted against the Agent, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section are subject to the other provisions of this Agreement concerning several liability of the Lenders.

Section 15.04    Funding Indemnity.

(a)	In addition to any liability or obligation of the Borrower to the Agent and the Lenders under any other provision of this Agreement, the Borrower shall indemnify and hold the Indemnified Parties harmless against any and all Claims (including any expense or cost incurred in the liquidation and re-deployment of funds acquired to fund or maintain any portion of an Advance and reasonable and documented out-of-pocket expenses and legal fees on a solicitor and her own client basis) incurred by any Indemnified Party as a result of or in connection with:

(i)	the Borrower's failure to fulfill any of its Obligations, including any cost or expense incurred by reason of the liquidation or redeployment in whole or in part of deposits or other funds required by the Lender to fund or maintain any Advance, as a result of the Borrower's failure to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

(ii)	the Borrower's failure to pay any other amount, including any interest or other amount, when due under this Agreement or any other Loan Document; or

(iii)	the Borrower's failure to provide any notice required to be given by it to the Agent or the Lenders hereunder.

(b)	A certificate from the Agent or the affected Lender setting forth the amount or amounts necessary to compensate it for any such loss, claim, cost, damage or liability, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower, shall be conclusive absent manifest error.

Section 15.05    Waiver of Consequential Damages.

The Borrower agrees, to the fullest extent permitted by Applicable Law, not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages), arising out of, in connection with, or as a result of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 15.06    Payments.

All amounts due under this Article shall be payable promptly after demand is made for payment by the Indemnified Party. A certificate of the Agent or a Lender setting forth the amount or amounts owing under this Article, including reasonable detail of the basis of calculation thereof, and delivered to the Borrower shall be conclusive absent manifest error.

Section 15.07    Releases.

The Borrower agrees that neither it nor any of its Subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding) without the prior written consent of the applicable Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding.

ARTICLE XVI
Successors and Assigns; Assignment and Participation

Section 16.01    Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of Section 16.02; (ii) by way of participation in accordance with the provisions of Section 16.05; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 16.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, sub-agents contemplated hereby, Participants to the extent provided in Section 16.05 and, to the extent expressly contemplated hereby, the Affiliates of each of the Agent, any sub-agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 16.02    Assignments by Lenders.

Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advance at the time owing to it), provided that:

(a)	Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Advance or the Commitment assigned; except that this clause shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credits on a non-pro rata basis;

(b)	Any assignment must be approved by the Agent, in its sole discretion, provided however that the consent of the Agent shall not be required for an assignment by Evanachan Limited to its Affiliate of all or a portion of its rights and obligations under this Agreement.

(c)	The assigning Lender and the applicable Eligible Assignee shall execute and deliver to the Agent an assignment and assumption agreement in substantially the form of Schedule “D” or any other form approved by the Agent (an "Assignment Agreement"), together with all consents required hereunder; and the Eligible Assignee, if it is not a Lender, shall deliver any administrative questionnaire required by the Agent.

(d)	No such assignment shall be made to: (i) the Borrower or any of its Subsidiaries or Affiliates; (ii) a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person; or (iii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender, would constitute a Defaulting Lender or a Subsidiary thereof.

(e)	In connection with any assignment of the Advance or Commitments of any Defaulting Lender, such assignment shall not be effective until all conditions to such assignment set forth herein are satisfied and the parties to the assignment make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including, with the consent of the Borrower and the Agent, funding the applicable pro rata share of the Advance previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent) to: (i) pay and satisfy in full all payment liabilities (including accrued interest) owed by such Defaulting Lender to the Agent and each other Lender hereunder; and (ii) acquire and fund, if applicable, its full pro rata share of the Advance in accordance with its Applicable Percentage. Notwithstanding the foregoing, if any assignment of the Advance or Commitments of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 16.03    Effect of Assignment.

Subject to acceptance and recording thereof by the Agent pursuant to Section 16.04, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, including the Security Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 16.01, Section 16.02, Section 16.03 and ARTICLE XV and shall continue to be liable for any breach of this Agreement by such Lender with respect to facts and circumstances occurring before the effective date of such assignment; provided that, except as otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 16.03 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 16.05. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower.

Section 16.04    Register.

The Agent shall maintain, at the Agent's Office, a copy of each Assignment Agreement delivered to it and a register recording the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advance owing to, each Lender under the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent, and the Lenders shall treat each Person whose name is recorded in the Register under the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and by any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 16.05    Participations.

(a)	Any Lender may at any time, without the consent of, or notice to, the Borrower but with the prior written consent of the Agent (which consent may be unreasonably withheld), sell participations to any Person (other than a natural Person, a Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Advance owing to it); provided that, (i) such Lender's obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be deemed to be a repayment by the Borrower or a new Advance to the Borrower. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.08 with respect to any payments made by such Lender to its Participants.

(b)	Subject to this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 14.01 and Section 14.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 16.02. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.05 as though it were a Lender; provided that, the Participant agrees to be subject to Section 13.06 as though it were a Lender.

(c)	Any agreement or instrument under which a Lender sells such a participation shall provide that such selling Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such selling Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would: reduce the principal of, or interest on, the Loan or any other amounts payable hereunder; postpone any date fixed for any payment of principal of, or interest on, the Advance or any other amounts payable hereunder; or increase the Commitment or extend the maturity date of the Advance, in each case to the extent subject to such participation, or release a material portion of the Security Documents, any collateral held for the Obligations or the value of any guarantees.

(d)	A Participant shall not be entitled to receive any greater payment under Section 14.01 and Section 14.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to the Participant is made with the Borrower's prior written consent.

Section 16.06    Certain Pledges.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender; provided that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE XVII
Miscellaneous

Section 17.01    Notices.

All notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand or overnight courier service or e-mail address, as the case may be, specified beside each party's signature on the signature page hereto. Notices mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received. Notices and other communications sent by email shall be deemed received on the day sent; provided that, if such notice, email or other communication is not sent during the recipient’s normal business hours, such notice, email or other communication shall be deemed to have been sent at the recipient’s opening of business on the next Business Day.

Section 17.02    Waiver and Cumulative Remedies.

(a)	No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No breach of any provision of any Loan Document may be waived or discharged verbally, and any waiver of, or consent to, any departure by the Borrower therefrom shall in any event be effective unless the same shall be made by way of an instrument in writing signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the time and purpose for which given. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)	The rights and remedies of the Agent and Lenders under the Loan Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by Applicable Law. Any single or partial exercise by the Agent and the Lenders of any right or remedy for a Default or Event of Default shall not be a waiver of or alter, affect or prejudice any other right or remedy to which they may be lawfully entitled for the same Default or Event of Default. Any waiver by the Agent and Lenders of a Default or Event of Default, shall not be a waiver of any subsequent Default or Event of Default.

Section 17.03    Amendments.

Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be amended or modified except:

(a)	in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the parties hereto, or by the Borrower and the Agent, with the consent of all Lenders required to provide such consent pursuant to Section 13.07 hereof; and

(b)	in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Borrower.

Section 17.04    Judgment Currency.

(a)	If, for the purpose of obtaining a judgment in any court, it is necessary to convert a sum due to the Lender in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender may purchase the Original Currency with the Other Currency on the Business Day preceding the day on which the final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied.

(b)	The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Lender under any of the Loan Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with the Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Lender against any loss and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the Borrower.

Section 17.05    Survival.

All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Advance, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Advance or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of ARTICLE XV shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advance, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 17.06    Counterparts; Effectiveness.

(a)	This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in ARTICLE VI, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)	The words "execution," "signed," "signature," and words of similar import in any Loan Document shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under Applicable Law, including the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

Section 17.07    Severability.

If any term or provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision thereof or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 17.08    Governing Law; Jurisdiction.

This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein, without regard to any choice or conflict of laws principles. The parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Alberta.

Section 17.09    Time of the Essence.

Time is of the essence of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BORROWER:	MCEWEN COPPER INC., as Borrower

McEwen Copper Inc.,	By:	/s/ Michael Meding
150 King Street West, Suite 2800,	Name:	Michael Meding
Toronto, Ontario, M5H 1J9	Title:	Vice President and General Manager
Attention:
E-mail:

AGENT:

Evanachan Limited		EVANACHAN LIMITED,
c/o Mr. Robert McEwen
150 King St. W #2800		as Agent
Toronto, ON M5H 1J9
Attention:	Robert McEwen	By:	/s/ Robert R. McEwen
E-mail:	rob@mcewenmining.com	Name:	Robert R. McEwen
		Title:	President

LENDERS:

Evanachan Limited		EVANACHAN LIMITED,
c/o Mr. Robert McEwen
150 King St. W #2800		as a Lender
Toronto, ON M5H 1J9
Attention:	Robert McEwen	By:	/s/ Robert R. McEwen
E-mail:	rob@mcewenmining.com	Name:	Robert R. McEwen
		Title:	President

EXHIBIT “A”

Lenders and Commitments

Lender	Applicable Percentage	Amount
Evanachan Limited	100%	$25,000,000
Total	100%	$25,000,000

EXHIBIT “B”

LOAN INCREASE AGREEMENT

This AGREEMENT, dated as of [DATE] (this “Agreement”), is made by and among McEwen Copper Inc., the borrower (the “Borrower”), Evanachan Limited, as administrative agent (the “Agent”) and the Lenders party hereto (the “Lenders”).

WHEREAS, the Borrower entered into a loan agreement dated effective as of June 17, 2025 with the Agent and the Lenders (as amended, amended and restated, renewed, extended, supplemented, replaced or otherwise modified from time to time, the "Loan Agreement",) pursuant to which the Lenders have made and will make a Loan available to the Borrower;

AND WHEREAS, pursuant to Section 2.01 of the Loan Agreement and subject to the terms and conditions described therein, the Borrower, the Agent and the Lenders may agree that the maximum amount of the Loan be increased by entering into this Agreement;

NOW, THEREFORE, for good and valuable consideration, including the premises and agreements, provisions and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Each of the Borrower, the Agent and the Lenders hereby agree that the Loan shall hereafter be in the amount of $[●] and Exhibit “A” of the Loan Agreement is hereby replaced with Exhibit “A” attached hereto.

Except as expressly provided herein, all of the terms and provisions of the Loan Agreement and the other Loan Documents are and shall remain in full force and effect.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, and the federal laws of Canada applicable in that province.

[Signature page follows.]

SCHEDULE “A”

MINING ASSETS

[Omitted]

SCHEDULE “B”

MATERIAL CONTRACTS

[Omitted]

SCHEDULE “C”

EQUITY INTERESTS AND SHAREHOLDER AGREEMENTS

[Omitted]

SCHEDULE “D”

ASSIGNMENT AGREEMENT

[Omitted]